Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Riverview Financial Corporation (the “Registration Statement”), of our report dated June 18, 2014, relating to our audit of the statement of financial condition of Citizens National Bank of Meyersdale as of December 31, 2013, and the related statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2013, and our report dated August 12, 2013 relating to our audit of the statement of financial condition of Citizens National Bank of Meyersdale as of December 31, 2012 included in the Registration Statement and to the reference to us under the caption “Experts” in the prospectus/proxy statement which is part of the Registration Statement.

Baltimore, Maryland December 17, 2014	CliftonLarsonAllen LLP
/s/ CliftonLarsonAllen LLP